UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*


                                   Unit Corp.
                                (Name of Issuer)

                          COMMON STOCK, $0.20 PAR VALUE
                         (Title of Class of Securities)

                                    909218109
                                 (CUSIP Number)

                                December 31, 2001
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                   [x]      Rule 13d-1(b)
                                   [ ]      Rule 13d-1(c)
                                   [ ]      Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 909218109                13G                        Page 2 of 9 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates, LLC
   52-2169043

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            2,448,252 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          2,423,050 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       2,875,329 shares

                    8  SHARED DISPOSITIVE POWER

                       2,842,350 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,717,679 shares (includes shares beneficially owned by FLA Asset Management, LLC, FLA Advisers L.L.C., and Forstmann-Leff International, LLC)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    15.9%

12  TYPE OF REPORTING PERSON

    IA, OO

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CUSIP No. 909218109                13G                        Page 3 of 9 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Asset Management, LLC
   52-2169045

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          1,498,600 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       1,917,900 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,917,900 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES
                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.3%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP No. 909218109                13G                        Page 4 of 9 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff International, LLC
   13-4096659

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          264,400 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       264,400 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         264,400 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.7%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP No. 909218109                                           Page 5 of 9 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Advisers L.L.C.
   13-3942422

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          660,050 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       660,050 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         660,050 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES
                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    1.8%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP No. 909218109                                           Page 6 of 9 pages


Item 1(a) NAME OF ISSUER:

         Unit Corp.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         1000 Kensington Centre
         7130 South Lewis
         Tulsa, Oklahoma 74136

Item 2(a) NAME OF PERSON FILING:

         See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

         590 Madison Avenue
         New York, New York  10022

Item 2(c) CITIZENSHIP:

         See Item 4 of the cover pages attached hereto

Item 2(d) TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.20

Item 2(e) CUSIP NUMBER:

         909218109

Item 3 Forstmann-Leff Associates, LLC, a Delaware limited liability company, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management, LLC, a Delaware limited liability company, is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates, LLC. FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act. Forstmann-Leff International, LLC, a Delaware limited liability company, is a registered investment adviser under the Act. The members of Forstmann-Leff Associates, LLC's Investment Committee are the members of Forstmann-Leff International's Investment Committee and the managers of FLA Advisers L.L.C.



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CUSIP No. 909218109                                           Page 7 of 9 pages

Item 4 OWNERSHIP:

          (a) Amount beneficially owned: See Item 9 of the cover pages attached hereto

          (b)  Percent of Class: See Item 11 of the cover pages attached hereto

          (c)  See Items 5 through 8 of the cover pages attached hereto

Item 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable.

Item 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Various clients of the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Unit Corp. No one client's interest in the Common Stock of Unit Corp. is more than five percent of the total outstanding Common Stock.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable

Item 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

Item 9 NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10 CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 909218109                                            Page 8 of 9 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2002

                                   FORSTMANN-LEFF ASSOCIATES, LLC


                                   By:  /s/ Joseph Sullivan
                                        Chief Operating Officer


                                   FLA ASSET MANAGEMENT, LLC


                                   By:  Forstmann-Leff Associates, LLC,
                                        its Sole Member


                                   By:      /s/ Joseph Sullivan
                                            Chief Operating Officer


                                   FLA ADVISERS L.L.C.

                                   By:      /s/ Joseph Sullivan
                                           Chief Operating Officer


                                   Forstmann-Leff International, LLC

                                   By:      /s/ Joseph Sullivan
                                            Chief Operating Officer

CUSIP No. 909218109                                            Page 9 of 9 pages
                                                                       Exhibit A

                                    AGREEMENT

         The undersigned, Forstmann-Leff Associates, LLC, FLA Asset Management, LLC, FLA Advisers L.L.C. and Peconic Partners, LLC, agree that the statement to which this exhibit is appended is filed on behalf of each of them.


February 14, 2002

                                   FORSTMANN-LEFF ASSOCIATES, LLC


                                   By:      /s/ Joseph Sullivan
                                           Chief Operating Officer


                                   FLA ASSET MANAGEMENT, LLC


                                   By:  Forstmann-Leff Associates, LLC,
                                        its Sole Member

                                   By:      /s/ Joseph Sullivan
                                            Chief Operating Officer


                                   FLA ADVISERS L.L.C.


                                   By:      /s/ Joseph Sullivan
                                            Chief Operating Officer


                                   Forstmann-Leff International, LLC

                                   By:      /s/ Joseph Sullivan
                                            Chief Operating Officer